Deere & Company Other Financial Information	Exhibit 99.2 (Furnished herewith)

For the Three Months Ended January 31,	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry
In millions of dollars	2009	2008	2009	2008	2009	2008	2009	2008
Net Sales	$4,560	$4,531	$3,261	$2,758	$558	$743	$741	$1,030
Average Identifiable Assets
With Inventories at LIFO	$9,839	$8,794	$5,709	$4,636	$1,779	$1,766	$2,351	$2,392
With Inventories at Standard Cost	$11,068	$9,935	$6,580	$5,422	$1,940	$1,939	$2,548	$2,574
Operating Profit	$307	$457	$348	$332	$(59)	$8	$18	$117
Percent of Net Sales	6.7%	10.1%	10.7%	12.0%	(10.6)%	1.1%	2.4%	11.4%
Operating Return on Assets
With Inventories at LIFO	3.1%	5.2%	6.1%	7.2%	(3.3)%	.5%	.8%	4.9%
With Inventories at Standard Cost	2.8%	4.6%	5.3%	6.1%	(3.0)%	.4%	.7%	4.5%
SVA Cost of Assets	$(329)	$(295)	$(198)	$(163)	$(55)	$(55)	$(76)	$(77)
SVA	$(22)	$162	$150	$169	$(114)	$(47)	$(58)	$40

For the Three Months Ended January 31,	Financial Services

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 percent of its average equity during the period excluding the allowance for doubtful receivables.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA.  For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables.  The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

In millions of dollars	2009	2008
Net Income	$47	$98
Average Equity	$2,591	$2,463
Return on Equity	1.8%	4.0%
Operating Profit	$57	$136
Change in Allowance for Doubtful Receivables	$2	$-
SVA Income	$59	$136
Average Equity Continuing Operations	$2,591	$2,463
Average Allowance for Doubtful Receivables	$173	$178
SVA Average Equity	$2,764	$2,641
Cost of Equity	$(109)	$(103)
SVA	$(50)	$33

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